                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Archetype Inc., a Delaware corporation

Bitstream World Trade, Inc., a Delaware corporation

Bitstream, B.V., a Dutch corporation

Bitstream S.A.R.L., a French corporation

Bitstream B.V. France, a French corporation

Mainstream Software Solutions Ltd., an English corporation